As filed with the Securities and Exchange Commission on March 13, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PHYSICIANS FORMULA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-0340099 (I.R.S. Employer Identification No.)

1055 West 8th Street, Azusa, California	91702
(Address of Principal Executive Offices)	(Zip Code)

Physicians Formula Holdings, Inc. 2006 Equity Incentive Plan
 (Full title of the plan)

Joseph J. Jaeger
Chief Financial Officer

Physicians Formula Holdings, Inc.
1055 West 8th Street
Azusa, California 91702

Telephone: (626) 334-3395

(Name, address and telephone number, including area code, of agent for service)

Copy to:

James S. Rowe, Esq.

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601

Telephone: (312) 861-2000

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of resgistration fee

Common Stock, par value $0.01 per share	281,914	(3)	$8.60	$2,424,460.40	$96

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)
The proposed maximum offering price is calculated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act on the basis of the average of the high and low sale prices for the shares of common stock as reported on The Nasdaq Global Select Market on March 11, 2008 solely for the purpose of calculating the registration fee.

(3)	Represents additional shares of common stock authorized as of January 1, 2008 under the evergreen provision of the Physicians Formula Holdings, Inc. 2006 Equity Incentive Plan (the “Plan”).

EXPLANATORY NOTE

    Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement on Form S-8 is filed by Physicians Formula Holdings, Inc. (the “Company”) for the purpose of registering additional shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) under the Plan. The number of shares of Common Stock available for issuance under the Plan is subject to an automatic annual increase on the first day of each of the Company’s fiscal years beginning in 2007 and ending in 2016 equal to the lesser of: (i) two percent (2%) of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares of Common Stock as determined by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Evergreen Provision”). Accordingly, the number of shares of Common Stock available for issuance under the Plan was increased by 281,914 shares effective January 1, 2008. This Registration Statement registers the 281,914 additional shares of Common Stock available for issuance under the Plan as a result of the Evergreen Provision.

    The shares of Common Stock registered pursuant to this Registration Statement are of the same class of securities as the shares of Common Stock registered for issuance under the Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-140667) filed on February 13, 2007 (the “Original Registration Statement”). The contents of the Original Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated herein by this reference. Any items in the Original Registration Statement not expressly changed hereby shall be as set forth in the Original Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1. Incorporation of Documents by Reference.

    The following documents, which have been filed by the Company with the Commission, are incorporated in this Registration Statement by reference:

(a)   The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on March 11, 2008; and

(b)   The description of the Company’s common stock, par value $0.01 per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of the Company’s Registration Statement on Form S-1, initially filed with the Commission on August 25, 2006 (Registration No. 333-136913), including exhibits, and as amended, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 8, 2006 (Registration No. 001-33142).

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 2. Interests of Named Experts and Counsel. Not Applicable.

Item 3. Exhibits. Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 4. Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided , however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Azusa, State of California, on March 12, 2008.

By:
/s/ Joseph J. Jaeger
Name: Joseph J. Jaeger
Title: Chief Financial Officer

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ingrid Jackel and Joseph J. Jaeger and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 12, 2008.

Signature	Title

/s/ Ingrid Jackel	Chief Executive Officer and Director
Ingrid Jackel	(Principal Executive Officer)

/s/ Joseph J. Jaeger	Chief Financial Officer
Joseph J. Jaeger	(Principal Financial and Accounting Officer)

/s/Jeff Rogers	President and Director
Jeff Rogers

/s/ Sonya Brown	Director
Sonya Brown

/s/ Zvi Eiref	Director
Zvi Eiref

Director
Jeff M. Berry

/s/ Claude M. Gros	Director
Claude Gros

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Kirkland & Ellis LLP with respect to the legality of the shares of common stock being registered hereby.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24	Power of Attorney of certain officers and directors of the Company to file future amendments (set forth on the signature page of the Registration Statement).